SIXTH AMENDMENT TO LEASE

THIS SIXTH AMENDMENT TO LEASE (this “Sixth Amendment”) is made as of July 19, 2023, by and between ARE-SD REGION NO. 35, LLC, a Delaware limited liability company (“Landlord”), and SINGULAR GENOMICS SYSTEMS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant entered into that certain Lease Agreement dated as of November 15, 2019 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of February 24, 2020, as further amended by that certain Second Amendment to Lease dated as of May 7, 2020, as further amended by that certain Third Amendment to Lease dated as of June 19, 2020, as further amended by that certain Fourth Amendment to Lease dated as of April 20, 2021, as further amended by that certain Fifth Amendment to Lease dated as of January 19, 2022 (the “Fifth Amendment”) (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 37,413 rentable square feet (the “Premises”), consisting of (i) Suites A-C and Suite F containing approximately 28,481 rentable square feet (the “Suites 200/230/240/270 Premises”), (ii) suite 250 containing approximately 5,749 rentable square feet (the “Suite 250 Premises”) and (iii) Suite 260 containing approximately 3,183. Rentable square feet (the “Suite 260 Premises”), all in a building located at 3033 Science Park Road, San Diego, California. The Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. Pursuant to the Fifth Amendment, the Term of the Lease was extended through the date that is 30 days after the Commencement Date of the New Lease (as defined in Recital B of the Fifth Amendment). Concurrently with this Sixth Amendment, Tenant is entering into an Agreement For Termination of Lease (the “Termination Agreement”) with respect to the New Lease referenced in Recital B of the Fifth Amendment. The effectiveness of such Termination Agreement is expressly conditioned on a certain contingency set forth therein (the “Termination Contingency”).

D. Subject to the Termination Contingency being satisfied such that the Termination Agreement is effective, Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, extend the Term of the Lease through October 31, 2036 (the “Sixth Amendment Expiration Date”).

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.
Sixth Amendment Contingency. This Sixth Amendment is expressly conditioned upon the Termination Contingency being satisfied such that the Termination Agreement is effective to terminate the New Lease. In the event the Termination Contingency is not satisfied, then this Sixth Amendment shall be deemed null and void and of no further force or effect.

2.
Term/Designation of Suite Numbers. Provided the Termination Contingency is satisfied, then the Term of the Lease is hereby extended through the Sixth Amendment Expiration Date. Tenant shall have no further right to extend the Term of the Lease.

The Suite designations for the Premises are hereby amended and restated to be as follows: (i) that certain 12,685 rentable square feet of space previously designated as Suite A is hereby designated as Suite 200, (ii) that certain 6,477 rentable square feet of space previously designated as Suite B is hereby designated as Suite 230, (iii) that certain 5,597 rentable square feet of space previously designated as Suite C is hereby designated as Suite 240, (iv) that certain

3,722 rentable square feet previously designated as Suite F is hereby designated as Suite 270,

(v) that certain 5,749 rentable square feet of space designated as Suite 250 shall continue to be designated as Suite 250, and (vi) that certain 3,183 rentable square feet of space designated as Suite 260 shall continue to be designated as Suite 260. The Premises and location of the various suites that consist of the Premises are reflected in Exhibit B attached hereto.

3.
Base Rent. Tenant shall continue to pay Base Rent with respect to the Premises through the Sixth Amendment Expiration Date and the Base Rent shall continue to escalate at 3% on each applicable Base Rent escalation date set forth in the Lease (i.e., with respect to (I) the Suites 200/230/240/270 Premises, the Base Rent shall escalate on each May 15th, (II) the Suite 250 Premises, the Base Rent shall escalate on each December 13th, and (III) the Suite 260 Premises, the Base Rent shall escalate on each December 13th). In order to permit Landlord to construct the Suite 260 Improvements contemplated in Exhibit A, Tenant agrees to vacate the Suite 260 Premises promptly following the satisfaction of the Termination Contingency and Tenant acknowledges that it shall not have any access to the Suite 260 Premises during the course of Landlord’s construction of the Suite 260 Improvements and that Tenant shall continue to pay Rent with respect to the Suite 260 Premises during such time.

4.
TI Allowance. The Work Letter attached hereto as Exhibit A, among other things, provides for a TI Allowance as defined, and on the terms and conditions set forth in, the Work Letter. The terms of the Work Letter and the Landlord’s obligation to perform any Landlord’s Work and/or furnish the TI Allowance is expressly subject to the Termination Contingency being satisfied.

5.
As-Is Condition. Except for the completion of the Landlord’s Work (as defined in the Work Letter), Tenant shall lease the Premises in their as-is condition. The foregoing shall not be deemed to limit, abridge or diminish Landlord’s express repair and maintenance obligations under the Lease.

6.
Tenant’s Share of Operating Expenses. Tenant shall continue to pay Tenant’s Share of Operating Expenses throughout the Term of the Lease. The parties hereby agree that clause (z) in the second grammatical paragraph of Section 5 of the Original Lease shall be amended and restated as follows: “(z) and the costs of Landlord’s third party property manager or, if there is no third party property manager, administration rent in the amount of 3% of Base Rent,…”

7.
Right to Expand.

a.
Expansion in the Building. In the event the Termination Contingency is satisfied, then subject to the rights of existing tenants of the Project and to the terms of this Section 7, Tenant shall have a one-time right following the satisfaction of the Termination Contingency, but not the obligation, subject to the terms of this Section 7, to expand the Premises (the “Expansion Right”) to include the Expansion Space upon the terms and conditions in this Section 7. For purposes of this Section 7(a), “Expansion Space” shall mean space on Floor 3 of the Building, which is not occupied by a tenant or which is occupied by a then-existing tenant whose lease is expiring within 18 months or less and such tenant does not wish to renew (whether or not such tenant has a right to renew) its occupancy of such space. If all or a portion of the Expansion Space becomes available and the Termination Contingency has been satisfied, Landlord shall, at such time as Landlord shall elect so long as Tenant’s rights hereunder are preserved, deliver to Tenant written notice (the “Expansion Notice”) of the availability of such Expansion Space, together with the terms and conditions on which Landlord is prepared to lease Tenant such Expansion Space (it being agreed that it shall be co- terminous with the Sixth Amendment Expiration Date if the Expansion Notice is delivered prior to October 31, 2026). For the avoidance of doubt, Tenant shall be required to exercise its right under this Section 7(a) with respect to all of the space described in the Expansion Notice (“Identified Space”). Tenant acknowledges and agrees that the term of this Lease with respect to the Identified Space may not be co-terminous with the Sixth Amendment Expiration Date; provided, however, that if the Expansion Notice is delivered prior to October 31, 2026, then the Expansion Notice shall specify a term for the Identified Space that is coterminous with the Sixth Amendment Expiration Date. In no event shall the Work Letter apply with respect to the Identified Space. Tenant shall have 5 days following receipt of the Expansion Notice to deliver to Landlord written notification of Tenant’s exercise of the Expansion Right (“Exercise Notice”) with respect to the Identified Space. If Tenant does not deliver an Exercise Notice to Landlord within such 5 day period, then Tenant shall be deemed to have waived its rights under this Section 7(a) to lease the Identified Space, and Landlord shall have the right to lease the Identified Space to any third party on any terms and conditions acceptable to Landlord. Notwithstanding anything to the contrary contained herein, Tenant shall have no right to exercise the Expansion Right and the provisions of this Section 7(a) shall no longer apply after the date that is 24 months prior to the Sixth Amendment Expiration Date. For the avoidance of doubt, this Expansion Right shall not be effective unless and until the Termination Contingency has been satisfied.

b.
Amended Lease. If: (i) Tenant fails to timely deliver an Exercise Notice, or (ii) after the expiration of a period of 10 business days after Landlord’s delivery to Tenant of a lease amendment for Tenant’s lease of the Identified Space, no lease amendment for the Identified Space acceptable to both parties each in their reasonable discretion after using diligent good faith efforts negotiate the same, has been executed, Tenant shall, notwithstanding anything to the contrary contained herein, be deemed to have forever waived its right to lease such Identified Space.

c.
Exceptions. Notwithstanding the above, the Expansion Right shall, at Landlord’s option, not be in effect and may not be exercised by Tenant:

i.
during any period of time that Tenant is in default under any provision of the Lease (beyond any applicable notice and cure periods); or

ii.
during any period that Tenant (and/or any sublessee or assignee pursuant to a Control Permitted Assignment) is occupying less than 75% of the Premises; or

iii.
if Tenant has been in default (beyond any applicable notice and cure periods) under any provision of the Lease 3 or more times, whether or not such defaults have been cured, during the 12 month period prior to the date on which Tenant seeks to exercise the Expansion Right.

d.
Termination. The Expansion Right shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely delivery of an Exercise Notice, if, after such delivery, but prior to the commencement date of the lease of such Identified Space, (i) Tenant fails to cure any default by Tenant under the Lease prior to the expiration or any applicable notice and cure periods; or (ii) Tenant has defaulted (beyond any applicable notice and cure periods) 3 or more times during the period commencing on the date of delivery of an Exercise Notice through the date of the commencement of the lease of the Identified Space, whether or not such defaults have been cured.

e.
Subordinate. Tenant’s Expansion Right granted pursuant to Section 7(a) above are and shall remain subject and subordinate to the right of Landlord and/or Landlord’s affiliates (and/or any of their respective affiliates, successors and/or assigns) to occupy all or a portion of the Identified Space for its own purposes as a management and/or marketing office and Landlord’s right to elect to use all or a portion of the Identified Space for common amenities serving the Project. In addition, Tenant’s rights in connection with the Expansion Right are and shall be subject to and subordinate to any expansion rights existing as of the date of this Sixth Amendment.

f.
Rights Personal. The Expansion Right is personal to Tenant and are not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that it may be assigned in connection with any Permitted Assignment (as defined in Section 22 of the Original Lease).

g.
No Extensions. The period of time within which the Expansion Right may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Expansion Right.

8.
Assignment and Subletting. Section 22 of the Original Lease is hereby amended and restated as follows:

“22. Assignment and Subletting.

(a)
General Prohibition. Without Landlord’s prior written consent subject to and on the conditions described in this Section 22, Tenant shall not, directly or indirectly, voluntarily or by operation of law, assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises, and any attempt to do any of the foregoing shall be void and of no effect. Except as otherwise provided in Section 22(b) in connection with a Permitted Assignment, if Tenant is a corporation, partnership or limited liability company, the shares or other ownership interests thereof which are not actively traded upon a stock exchange or in the over-the-counter market, a transfer or series of transfers whereby 50% or more of the issued and outstanding shares or other ownership interests of such corporation are, or voting control is, transferred (but excepting transfers upon deaths of individual owners) from a person or persons or entity or entities which were owners thereof at time of execution of this Lease to persons or entities who were not owners of shares or other ownership interests of the corporation, partnership or limited liability company at time of execution of this Lease, shall be deemed an assignment of this Lease requiring the consent of Landlord as provided in this Section 22. Notwithstanding the foregoing, Tenant shall have the right to obtain financing from investors (including venture capital funding and corporate partners) or undergo a public offering which results in a change in control of Tenant without such change of control constituting an assignment under this Section 22 requiring Landlord consent, provided that (i) Tenant notifies Landlord in writing of the financing at least 5 business days prior to the closing of the financing, and (ii) provided that in no event shall such financing result in a change in use of the Premises from the use contemplated by Tenant at the commencement of the Term.

(b)
Permitted Transfers. If Tenant desires to assign, sublease, hypothecate or otherwise transfer this Lease or sublet the Premises, other than pursuant to a Permitted Assignment (as defined below), then at least 15 business days, but not more than 150 days, before the date Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall give Landlord a notice (the “Assignment Notice”) containing such information about the proposed assignee or sublessee, including the proposed use of the Premises and any Hazardous Materials proposed to be used, stored handled, treated, generated in or released or disposed of from the Premises, the Assignment Date, any relationship between Tenant and the proposed assignee or sublessee, and all material terms and conditions of the proposed assignment or sublease, including a copy of any proposed assignment or sublease in its final form, and such other information as Landlord may deem reasonably necessary or appropriate to its consideration whether to grant its consent. Landlord may, by giving written notice to Tenant within 15 business days after receipt of the Assignment Notice: (i) grant such consent (provided that Landlord shall further have the right to review and approve or disapprove the proposed form of sublease prior to the effective date of any such subletting), or (ii) refuse such consent, in its reasonable discretion; or (iii) other than with respect to any Permitted Assignment, with respect to any assignment or with respect to any sublease that would result in more than 50% of the Premises being subleased for all or substantially all of the remainder of the Term, terminate this Lease with respect to the space described in the Assignment Notice as of the Assignment Date (an “Assignment Termination”). Among other reasons, it shall be reasonable for Landlord to withhold its consent in any of these instances: (1) the proposed assignee or subtenant is a governmental agency; (2) in Landlord’s reasonable judgment, the use of the Premises by the proposed assignee or subtenant would entail any alterations that would lessen the value of the leasehold improvements in the Premises, or would require increased services by Landlord; (3) in Landlord’s reasonable judgment, the proposed assignee or subtenant is engaged in areas of scientific research or other business concerns that are controversial such that they may (i) attract or cause negative publicity for or about the Buildings or the Project, (ii) negatively affect the reputation of the Buildings, the Project or Landlord, or (iii) attract protestors to the Buildings or the Project; (4) in Landlord’s reasonable judgment, the proposed assignee or subtenant lacks the creditworthiness to support the financial obligations it will incur under the proposed assignment or sublease;

(5) Landlord has experienced previous defaults by or is in litigation with the proposed assignee or subtenant; (6) the use of the Premises by the proposed assignee or subtenant will violate any applicable Legal Requirement; or (7) the assignment or sublease is prohibited by Landlord’s lender. If Landlord delivers notice of its election to exercise an Assignment Termination, Tenant shall have the right to withdraw such Assignment Notice by written notice to Landlord of such election within 5 business days after Landlord’s notice electing to exercise the Assignment Termination. If Tenant withdraws such Assignment Notice, this Lease shall continue in full force and effect. If Tenant does not withdraw such Assignment Notice, this Lease, and the term and estate herein granted, shall terminate as of the Assignment Date with respect to the space described in such Assignment Notice. No failure of Landlord to exercise any such option to terminate this Lease, or to deliver a timely notice in response to the Assignment Notice, shall be deemed to be Landlord’s consent to the proposed assignment, sublease or other transfer. Tenant shall pay to Landlord a fee equal to Two Thousand Five Hundred Dollars ($2,500) in connection with its consideration of any Assignment Notice and/or its preparation or review of any consent documents. Notwithstanding the foregoing, Landlord’s consent to an assignment of this Lease or a subletting of any portion of the Premises to any entity controlling, controlled by or under common control with Tenant (a “Control Permitted Assignment”) shall not be required, provided that Landlord shall have the right to approve, in Landlord’s reasonable discretion, the form of any such sublease or assignment. In addition, Tenant shall have the right to assign this Lease, upon 30 days prior written notice to Landlord ((x) unless Tenant is prohibited from providing such notice by applicable Legal Requirements in which case Tenant shall notify Landlord promptly thereafter, and (y) if the transaction is subject to confidentiality requirements, Tenant’s advance notification shall be subject to Landlord’s execution of a non-disclosure agreement reasonably acceptable to Landlord and Tenant) but without obtaining Landlord’s prior written consent, to a corporation or other entity which is a successor-in-interest to Tenant, by way of merger, consolidation or corporate reorganization, or by the purchase of all or substantially all of the assets or the ownership interests of Tenant provided that (i) such merger or consolidation, or such acquisition or assumption, as the case may be, is for a good business purpose and not principally for the purpose of transferring the Lease, and (ii) the net worth (as determined in accordance with generally accepted accounting principles (“GAAP”)) of the assignee (or the assignee’s ultimate parent provided that such ultimate parent executes a guaranty of this Lease in favor of Landlord in form and content reasonably acceptable to Landlord in its good faith determination) immediately following such transfer shall not be less than the greater of the net worth (as determined in accordance with GAAP) of Tenant as of (A) the Commencement Date, or (B) as of the date of Tenant’s most current quarterly or annual financial statements, and (iii) such assignee shall agree in writing to assume all of the terms, covenants and conditions of this Lease (a “Corporate Permitted Assignment”). Control Permitted Assignments and Corporate Permitted Assignments are hereinafter referred to as “Permitted Assignments.”

Notwithstanding anything to the contrary contained in this Lease, Tenant may from time to time enter into agreements (each, a “Shared Space Arrangement”) with Tenant’s agents, contractors, consultants or affiliates pursuant to which such agents, contractors, consultants or affiliates may occupy up to 20% of the Premises as “Shared Space Area”, and such agreements shall not require Landlord’s consent under this Section 22; provided, however, that Tenant shall be required to provide Landlord with a copy of each such license agreement and, prior to the effective date of each such license agreement, Tenant and each licensee shall be required to execute Landlord’s reasonable form of acknowledgment pursuant to which Tenant and the licensee acknowledge and agree, among other things, that: (i) the terms of the Shared Space Arrangement are subject and subordinate to the terms of the Lease, (ii) if the Lease terminates, then the Shared Space Arrangement shall terminate concurrently therewith, (iii) each licensee shall, during the term of its applicable Shared Space Arrangement, maintain the same insurance as is required of Tenant under the Lease and provide Landlord with insurance certificates evidencing the same and naming the Landlord Parties as additional insureds, and (iv) the waivers and releases set forth in the second to last paragraph of Section 17 that apply as between Landlord and Tenant shall also apply as between Landlord and licensee. Tenant shall be fully responsible for the conduct of such companies within the Shared Space Area and the Project, and Tenant’s indemnification obligations set forth in this Lease shall apply with respect to the conduct of such parties within the Shared Space Area and Project.

(c)
Additional Conditions. As a condition to any such assignment or subletting, whether or not Landlord’s consent is required, Landlord may require:

i.
that any assignee or subtenant agree, in writing at the time of such assignment or subletting, that if Landlord gives such party notice that Tenant is in default under this Lease, such party shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments will be received by Landlord without any liability except to credit such payment against those due under the Lease, and any such third party shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, in no event shall Landlord or its successors or assigns be obligated to accept such attornment; and

ii.
A list of Hazardous Materials, certified by the proposed assignee or sublessee to be true and correct, which the proposed assignee or sublessee intends to use, store, handle, treat, generate in or release or dispose of from the Premises, together with copies of all documents relating to such use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by the proposed assignee or subtenant in the Premises or on the Project, prior to the proposed assignment or subletting, including, without limitation: permits; approvals; reports and correspondence; storage and management plans; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); and all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks. Neither Tenant nor any such proposed assignee or subtenant is required, however, to provide Landlord with any portion(s) of the such documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities.

(d)
No Release of Tenant, Sharing of Excess Rents. Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times remain fully and primarily responsible and liable for the payment of Rent and for compliance with all of Tenant’s other obligations under this Lease. Except in the case of a Permitted Assignment, if the Rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment plus any other consideration therefor or incident thereto in any form) exceeds the sum of the Base Rent and Operating Expenses payable under this Lease with respect to the applicable portion of the Premises (excluding however, any Rent payable under this Section) and actual and reasonable brokerage fees, legal costs and any design or construction fees directly related to and required pursuant to the terms of any such sublease (“Excess Rent”), then Tenant shall be bound and obligated to pay Landlord as Additional Rent hereunder 50% of such Excess Rent within 30 days following receipt thereof by Tenant. If Tenant shall sublet the Premises or any part thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and Landlord as assignee, or a receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence of a Default, Tenant shall have the right to collect such rent.

(e)
No Waiver. The consent by Landlord to an assignment or subletting shall not relieve Tenant or any assignees of this Lease or any sublessees of the Premises from obtaining the consent of Landlord to any further assignment or subletting nor shall it release Tenant or any assignee or sublessee of Tenant from full and primary liability under the Lease. The acceptance of Rent hereunder, or the acceptance of performance of any other term, covenant, or condition thereof, from any other person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to any subletting, assignment or other transfer of the Premises.

(f)
Prior Conduct of Proposed Transferee. Notwithstanding any other provision of this Section 22, other than in connection with a Permitted Assignment, if (i) the proposed assignee or sublessee of Tenant has been required by any prior landlord, lender or Governmental Authority to take remedial action in connection with Hazardous Materials contaminating a property, where the contamination resulted from such party’s action or use of the property in question, (ii) the proposed assignee or sublessee is subject to an enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority), or (iii) because of the existence of a pre- existing environmental condition in the vicinity of or underlying the Project, the risk that Landlord would be targeted as a responsible party in connection with the remediation of such pre-existing environmental condition would be materially increased or exacerbated by the proposed use of Hazardous Materials by such proposed assignee or sublessee, Landlord shall have the absolute right to refuse to consent to any assignment or subletting to any such party.”

9.
Solar Array. Notwithstanding anything to the contrary in the Lease, Landlord, in its sole discretion, shall have the right (but shall in no event be obligated) to install, maintain, repair and remove, or cause a third party to install, maintain, repair and remove, a solar array on the roof of the Building or any other area of the Project reasonably designated by Landlord (the “Solar Array”), so long as such Solar Array does not materially adversely affect Tenant’s use of the Premises for the Permitted Use. During the initial connection and activation of the Solar Array and during any repairs, alterations or modifications to the Solar Array, Tenant acknowledges that there may be a planned interruption in the electrical service to the Premises and that Landlord shall not be liable to Tenant with respect thereto. Landlord shall provide at least 2 business days advance written notice to Tenant prior to any planned interruption of electrical service during the initial activation of the Solar Array and/or arising from any alterations, modifications or repairs of the Solar Array. Landlord shall schedule any such planned interruption during a time to minimize any impact on Tenant’s operations. Landlord or the third party designated by Landlord to install the Solar Array shall be responsible for the initial construction costs to acquire and install the Solar Array. Repair and maintenance costs of the Solar Array shall be excluded from Operating Expenses. Tenant acknowledges that any environmental or tax benefits arising from or accruing with respect to the Solar Array shall be the sole property of Landlord or Landlord’s designee. Landlord shall have the right to contract (on terms acceptable to Landlord in its discretion) for the purchase of the electricity generated from the Solar Array for purposes of supplying all or a portion of the electricity for the Project. Tenant acknowledges that any costs incurred by Landlord to purchase power generated from the Solar Array shall be an Operating Expense; provided such costs shall not exceed the costs of purchasing power from the local utility provider.

10.
Regional Amenities. Tenant shall continue paying the Amenities Fee with respect to the Premises as provided in the Lease through the Term of the Lease.

11.
OFAC. Tenant and Landlord are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the Term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

12.
California Accessibility Disclosure. Section 42(r) of the Lease is hereby incorporated into this Sixth Amendment by reference.

13.
Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Sixth Amendment and that no Broker brought about this transaction, other than Hughes Marino, Inc., Cushman & Wakefield of San Diego, Inc. and CBRE, Inc. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than Hughes Marino, Inc., Cushman & Wakefield of San Diego, Inc. and CBRE, Inc., claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

14.
Miscellaneous.

a.
This Sixth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Sixth Amendment may be amended only by an agreement in writing, signed by the parties hereto.
b.
This Sixth Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

c.
This Sixth Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Sixth Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

d.
Except as amended and/or modified by this Sixth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Sixth Amendment. In the event of any conflict between the provisions of this Sixth Amendment and the provisions of the Lease, the provisions of this Sixth Amendment shall prevail. Whether or not specifically amended by this Sixth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Sixth Amendment.

[Signatures are on the next page]

TENANT:

SINGULAR GENOMICS SYSTEMS, INC.,

a Delaware corporation

By: Name: Dalen Meeter Its: CFO

LANDLORD:

ARE-SD Region No. 35, LLC,

a Delaware limited liability company

By: Alexandria Real Estate Equities, Inc., a Maryland corporation,

managing member

By: Name: Gary Dean

Its: Executive Vice President – Real Estate Legal Affairs

EXHIBIT A

Work Letter

[Omitted]

EXHIBIT A-1

Suite 260 Space Plans

[Omitted]

EXHIBIT B

ASuite Designation for Premises

[Omitted]